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                                                                       EXHIBIT 5



                  [MASLON EDELMAN BORMAN & BRAND LETTERHEAD]




                               November 15, 1996


Famous Dave's of America, Inc.
12700 Industrial Park Boulevard, Suite 60
Minneapolis, Minnesota   55441

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted on behalf of Famous Dave's of America, Inc. (the "Company") in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to a total of 750,000 shares of Common Stock, $.01 par value (the "Shares") 50,000 shares to be issued by the Company pursuant to certain Director Stock Option Agreements (the "Agreements") and 700,000 shares to be issued by the Company under the 1995 Stock Option and Compensation Plan (the "Plan"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Shares, when issued and paid for as contemplated by the Agreements or the Plan, and when delivered against payment therefor in the manner contemplated by the Agreements or the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    Maslon Edelman Borman & Brand,
                                    a Professional Limited Liability Partnership